Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-125930, No. 333-140111, No. 333-152753 and No. 333-169604) of Liberty Global, Inc. of our report dated June 22, 2011, pertaining to the financial statements and supplemental schedules of the Liberty Global 401(k) Savings Plan — Puerto Rico as of December 31, 2010 and 2009 and for the year ended December 31, 2010 appearing in this Annual Report on Form 11-K.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 22, 2011